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                                                                    EXHIBIT 23.1

     We consent to incorporation by reference in the registration statements (No. 33-98026, 33-98566, 33-98568 and 333-16891) on Forms S-8 of SpeedFam
International, Inc. of our reports dated June 27, 1997, relating to the consolidated balance sheets of SpeedFam International, Inc. and consolidated subsidiaries as of May 31, 1996 and 1997, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended May 31, 1997, and related schedules, and the consolidated balance sheets of SpeedFam Co., Ltd. and subsidiaries as of April 30, 1996 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 1997, which reports appear in the 1997 annual report on Form 10-K of SpeedFam International, Inc.

                                          KPMG Peat Marwick LLP

August 22, 1997
Chicago, Illinois